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                                                                   EXHIBIT 24(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of Unimed Pharmaceuticals, Inc. and Subsidiaries Form S-8 (File No. 33-55286) of our report dated February 13, 1996, except for Note 14 as to which the date is February 29, 1996 on our audits of the consolidated financial statements and financial statement schedule of Unimed Pharmaceuticals, Inc. and Subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.

Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

Chicago, Illinois
March 21, 1996